Exhibit 99.1

Trebia Acquisition Corp. Receives Expected Notice from NYSE Regarding Delayed Form 10-Q
Filing

New York, NY, June 1, 2021 – Trebia Acquisition Corp. (NYSE: TREB) (the “Company”) announced today that it received a notice (the “Notice”) on May 25, 2021 from the New York Stock Exchange (the “NYSE”) indicating that the Company is not in compliance with Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Q1 2021 Form 10-Q”) with the Securities and Exchange Commission (the “SEC”). Under the NYSE’s rules, the Company has six months from the filing due date to file the Q1 2021 Form 10-Q. The Company can regain compliance with the NYSE listing standards at any time prior to that date by filing its Q1 2021 Form 10-Q.

On April 12, 2021, the staff of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (“SPACs”) (the “SEC Statement”). The SEC Statement, among other things, highlighted potential accounting implications of certain terms that are common in warrants issued in connection with the initial public offerings of SPACs such as the Company.

As previously disclosed in the Company’s Form 12b-25 filed with the SEC on May 18, 2021, the Company is reviewing the impacts of the SEC Statement on the Company’s unaudited financial statements for the quarterly period ended March 31, 2021. As a result of the foregoing, as well as the time and dedication of resources needed to prepare its Q1 2021 Form 10-Q, the Company was unable to file the Form 10-Q by the required due date.

The Company is working diligently to complete and file the Form 10-Q as soon as reasonably practicable.

About Trebia Acquisition Corp.

Trebia Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. For more information, please visit: https://trebiaacqcorp.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release are forward-looking statements. Words such as “expect,” “estimate,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations regarding the timing of the filing of the Form 10-Q. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results, including those under “Risk Factors” in the Annual Report on Form 10-K, filed April 2, 2021, as amended on Form 10-K/A filed on May 18, 2021, and in subsequent reports filed with the SEC. Most of these factors are outside the Company’s control and are difficult to predict. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Tanmay Kumar

Chief Financial Officer

info@trebiaacqcorp.com